                  THE FUTURES EXPANSION FUND
                  LIMITED PARTNERSHIP
                  (A DELAWARE LIMITED PARTNERSHIP)
                  AND JOINT VENTURE



                  Consolidated Financial Statements for the years ended December 31, 2001, 2000 and 1999 and Independent Auditors' Report






[MERRILL LYNCH LOGO]

THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
(A DELAWARE LIMITED PARTNERSHIP) AND JOINT VENTURE


TABLE OF CONTENTS

                                                                                                     PAGE
                                                                                                     ----
INDEPENDENT AUDITORS' REPORT                                                                            1

CONSOLIDATED FINANCIAL STATEMENTS:

  Consolidated Statements of Financial Condition as of December 31, 2001 and 2000                       2

  Consolidated Statements of Operations for the years ended December 31, 2001, 2000 and 1999            3

  Consolidated Statements of Changes in Partners' Capital for the years ended December 31, 2001,
   2000 and 1999                                                                                        4

  Consolidated Financial Data Highlights for the year ended December 31, 2001                           5

  Notes to Consolidated Financial Statements                                                         6-10

INDEPENDENT AUDITORS' REPORT



To the Partners of
  The Futures Expansion Fund Limited Partnership:

We have audited the accompanying consolidated statements of financial condition of The Futures Expansion Fund Limited Partnership (the "Partnership") and its joint venture (the "Joint Venture") with Millburn Ridgefield Corporation as of December 31, 2001 and 2000 and the related consolidated statements of operations and of changes in partners' capital for each of the three years in the period ended December 31, 2001, and the financial data highlights for the year ended December 31, 2001. These financial statements and financial data highlights are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements and financial data highlights present fairly, in all material respects, the financial position of The Futures Expansion Fund Limited Partnership and its Joint Venture as of December 31, 2001 and 2000 and the results of their operations and changes in their partners' capital and the financial data highlights for each of the periods presented in conformity with accounting principles generally accepted in the United States of America.



DELOITTE & TOUCHE LLP



New York, New York
February 5, 2002

THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
(A Delaware Limited Partnership) AND JOINT VENTURE




CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2001 AND 2000

                                                          2001         2000
                                                       ----------   ----------
ASSETS

Equity in commodity futures trading accounts:
  Cash and options premiums                            $4,975,783   $5,413,422
  Net unrealized profit on open contracts (Note 2)        270,389    1,181,558
Accrued interest (Note 4)                                   8,190       29,316
                                                       ----------   ----------

              TOTAL                                    $5,254,362   $6,624,296
                                                       ==========   ==========

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
  Brokerage commissions payable (Note 4)               $   41,597   $   52,441
  Profit Shares payable (Note 3)                               --      154,404
  Administrative fees payable (Note 4)                      1,095        1,380
  Redemptions payable                                          --      140,105
                                                       ----------   ----------

          Total liabilities                                42,692      348,330
                                                       ----------   ----------

PARTNERS' CAPITAL:
    General Partner (229 Units and 245 Units)              56,008       68,514
    Limited Partners (21,080 Units and 22,197 Units)    5,155,662    6,207,452
                                                       ----------   ----------

          Total partners' capital                       5,211,670    6,275,966
                                                       ----------   ----------

              TOTAL                                    $5,254,362   $6,624,296
                                                       ==========   ==========

NET ASSET VALUE PER UNIT
(Based on 21,309 and 22,442 Units outstanding)         $   244.58   $   279.65
                                                       ==========   ==========

See notes to consolidated financial statements.

THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
(A Delaware Limited Partnership) AND JOINT VENTURE




CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                      2001           2000           1999
                                                  -----------    -----------    -----------
REVENUES:

Trading profit (loss):
    Realized                                      $   526,413    $   (92,810)   $  (160,036)
    Change in unrealized                             (911,167)       860,160         62,797
                                                  -----------    -----------    -----------

        Total trading results                        (384,754)       767,350        (97,239)

Interest income (Note 4)                              205,992        363,374        383,867
                                                  -----------    -----------    -----------

        Total revenues                               (178,762)     1,130,724        286,628
                                                  -----------    -----------    -----------
EXPENSES:

    Brokerage commissions (Note 4)                    567,221        586,401        761,747
    Profit Shares (Note 3)                              1,164        154,404          5,571
    Administrative fees (Note 4)                       14,927         15,432         20,044
                                                  -----------    -----------    -----------

        Total expenses                                583,312        756,237        787,362
                                                  -----------    -----------    -----------

NET INCOME (LOSS)                                 $  (762,074)   $   374,487    $  (500,734)
                                                  ===========    ===========    ===========

NET INCOME (LOSS) PER UNIT:

    Weighted average number of General Partner
       and Limited Partner Units outstanding
       (Note 5)                                        21,986         25,069         28,830
                                                  ===========    ===========    ===========
    Net income (loss) per weighted average
       General Partner and Limited Partner Unit   $    (34.66)   $     14.94    $    (17.37)
                                                  ===========    ===========    ===========

See notes to consolidated financial statements.

THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
(A Delaware Limited Partnership) AND JOINT VENTURE




CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                          UNITS        GENERAL PARTNER        LIMITED PARTNERS           TOTAL
                     -------------    ------------------    ------------------    ------------------
PARTNERS' CAPITAL,
  DECEMBER 31, 1998         30,829    $           94,122    $        8,465,489    $        8,559,611

Net loss                        --                (6,104)             (494,630)             (500,734)

Redemptions                 (4,048)                   --            (1,105,443)           (1,105,443)
                     -------------    ------------------    ------------------    ------------------
PARTNERS' CAPITAL,
  DECEMBER 31, 1999         26,781                88,018             6,865,416             6,953,434

Net income                      --                 4,476               370,011               374,487

Redemptions                 (4,339)              (23,980)           (1,027,975)           (1,051,955)
                     -------------    ------------------    ------------------    ------------------
PARTNERS' CAPITAL,
  DECEMBER 31, 2000         22,442                68,514             6,207,452             6,275,966

Net loss                        --                (8,239)             (753,835)             (762,074)

Redemptions                 (1,133)               (4,267)             (297,955)             (302,222)
                     -------------    ------------------    ------------------    ------------------
PARTNERS' CAPITAL,
  DECEMBER 31, 2001         21,309    $           56,008    $        5,155,662    $        5,211,670
                     =============    ==================    ==================    ==================

See notes to consolidated financial statements.

THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
(A Delaware Limited Partnership) AND JOINT VENTURE




CONSOLIDATED FINANCIAL DATA HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31, 2001

The following per unit data and ratios have been derived from information provided in the financial statements.

                                                  2001
                                                  ----
Increase (Decrease) in Net Asset Value

PER UNIT OPERATING PERFORMANCE:

Net asset value, beginning of period          $   279.65

Realized trading profit                            22.53

Change in unrealized                              (40.46)

Interest income                                     9.31

Expenses                                          (26.45)
                                              ----------

Net asset value, end of period                $   244.58
                                              ==========

Total investment return, compounded monthly      -12.54%
                                              ==========

RATIOS TO AVERAGE NET ASSETS:

Expenses                                            9.78%
                                              ==========

Net loss                                         -12.77%
                                              ==========


See notes to consolidated financial statements.

THE FUTURES EXPANSION FUND LIMITED PARTNERSHIP
(A Delaware Limited Partnership) AND JOINT VENTURE




NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION

     The Futures Expansion Fund Limited Partnership (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on August 13, 1986 and commenced trading activities on January 2, 1987. The Partnership, through its joint venture (the "Joint Venture") with Millburn Ridgefield Corporation (the "Trading Manager"), engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. MLIM Alternative Strategies LLC ("MLIM AS LLC"), formerly Merrill Lynch Investment Partners Inc. ("MLIP"), a wholly-owned subsidiary of Merrill Lynch Investment Managers LP ("MLIM") which, in turn, is an indirect wholly-owned subsidiary of Merrill Lynch Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership. Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), the successor to Merrill Lynch Futures Inc. ("MLF") by merger, is the Partnership's commodity broker. MLIM AS LLC has agreed to maintain a general partner's interest of at least 1% of the total capital of the Partnership. MLIM AS LLC and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in it.

     Effective May 31, 2001, MLIP converted to a Delaware limited liability company and changed its name. Effective August 14, 2001, Merrill Lynch Group, Inc. contributed all of the issued and outstanding shares of MLIM AS LLC to its affiliate MLIM in a tax-free reorganization. All of the officers of MLIP at the time continued with their former roles with MLIM AS LLC. The changes had no impact on the Partnership's investors. Effective November 2, 2001, MLF merged into its affiliate, MLPF&S, a wholly owned subsidiary of Merrill Lynch. MLPF&S became the successor party to the agreements between MLF and the Partnership. The terms of the agreements remained unchanged and the merger had no effect on the terms on which the Partnership's transactions were executed.

     The consolidated financial statements include the accounts of the Joint Venture with the Trading Manager to which the Partnership contributed substantially all of its available capital, representing a current equity interest in the Joint Venture of approximately 95%. The Partnership and the Trading Manager share in the profits and losses of the Joint Venture in proportion to their respective interests in it, except to the extent of the Profit Share. All transactions between the Partnership and the Joint Venture are eliminated in consolidation. References to the Partnership include references to the Joint Venture unless the context otherwise requires.

     ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION

     Commodity futures, options on futures and forward contract transactions are recorded on the trade date and open contracts are reflected in net unrealized profit on open contracts in the Consolidated Statements of Financial Condition at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in net unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss) in the Consolidated Statements of Operations.

     FOREIGN CURRENCY TRANSACTIONS

     The Partnership's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Consolidated Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in total trading results.

     OPERATING EXPENSES

     MLIM AS LLC pays for all routine operating costs (including legal, accounting, printing, postage and similar administrative expenses of the Partnership, including the Partnership's share of any such costs incurred by the Joint Venture (Note 3). MLIM AS LLC receives an administrative fee as well as a portion of the brokerage commission paid to MLPF&S by the Joint Venture.

     INCOME TAXES

     No provision for income taxes has been made in the accompanying consolidated financial statements as each Partner is individually responsible for reporting income or loss based on such Partner's respective share of the Partnership's income and expenses as reported for income tax purposes.

     DISTRIBUTIONS

     The Limited Partners are entitled to receive, equally per Unit, any distributions which may be made by the Partnership. No such distributions have been declared for the years ended December 31, 2001, 2000 and 1999.

     REDEMPTIONS

     A Limited Partner may redeem some or all of such Partner's Units at Net Asset Value as of the close of business on the last day of any month upon ten calendar days' notice.

     DISSOLUTION OF THE PARTNERSHIP

     The Partnership will terminate on December 31, 2006, or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

2.   CONDENSED SCHEDULE OF INVESTMENTS

     In March 2001, the American Institute of Certified Public Accountants' Accounting Standards Executive Committee issued Statement of Position ("SOP") 01-1, "Amendment to Scope of Statement of Position 95-2,
     Financial Reporting by Nonpublic Investment Partnerships, to Include Commodity Pools" effective for fiscal years ending after December 15, 2001. Accordingly, commodity pools are now required to include a condensed schedule of investments identifying those investments, which constitute more than 5% of net assets, taking long and short positions into account separately.

     The Partnership's investments, defined as Net unrealized profit on open contracts on the Statement of Financial Condition, as of December 31, 2001 is as follows.

                                           LONG POSTIONS               SHORT POSITIONS
                                           -------------               ---------------           NET UNREALIZED
                                     UNREALIZED      PERCENT OF     UNREALIZED     PERCENT OF   PROFIT (LOSS) ON     PERCENT OF
  COMMODITY INDUSTRY SECTOR         PROFIT (LOSS)    NET ASSETS    PROFIT (LOSS)   NET ASSETS    OPEN POSITIONS      NET ASSETS
  -------------------------         -------------    ----------    -------------   ----------    --------------      ----------
Agriculture                          $       --         0.00%       $   (4,154)      -0.08%         $   (4,154)        -0.08%
Currencies                               (6,046)       -0.12%          293,896        5.64%            287,850          5.52%
Energy                                   (2,304)       -0.04%           22,349        0.43%             20,045          0.38%
Interest rates                           (9,896)       -0.19%           24,772        0.48%             14,876          0.29%
Metals                                   (8,203)       -0.16%          (43,962)      -0.84%            (52,165)        -1.00%
Stock indices                             1,429         0.03%            2,508        0.05%              3,937          0.08%
                                     ----------                     ----------                      ----------

Total                                $  (25,020)       -0.48%       $  295,409        5.67%         $  270,389          5.19%
                                     ==========                     ==========                      ==========


3.   JOINT VENTURE AGREEMENT

     The Partnership and Millburn Partners entered into a Joint Venture Agreement whereby Millburn Partners contributed $100,000 to the Joint Venture and the Partnership contributed all of its available capital (except for an administrative reserve). Subsequently, Millburn Partners assigned its rights and obligations under the Joint Venture Agreement to the Trading Manager. The Joint Venture Agreement is in effect for successive one-year terms, but, in fact, given the single advisor structure of the Joint Venture, the Joint Venture and the Partnership would terminate were the Joint Venture Agreement not to be renewed. The Joint Venture Agreement was renewed for the year ended December 31, 2002. MLIM AS LLC is the manager of the Joint Venture, while the Trading Manager has sole discretion in determining the commodity futures, options on futures and forward trades to be made on its behalf.

     Pursuant to the Joint Venture Agreement, the Trading Manager and the Partnership share in the profits of the Joint Venture based on equity ownership after 20% of annual New Trading Profits, as defined, are allocated to the Trading Manager. Losses are allocated to the Trading Manager and the Partnership based on equity ownership.

4.   RELATED PARTY TRANSACTIONS

     The Joint Venture's U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Joint Venture with interest at the prevailing 91-day U.S. Treasury bill rate. The Joint Venture is credited with interest on any of its net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit, in excess of the interest, which Merrill Lynch pays to the Joint Venture, from possession of such assets.

     Merrill Lynch charges the Joint Venture Merrill Lynch's cost of financing realized and unrealized losses on the Joint Venture's non-U.S. dollar-denominated positions.

     The Joint Venture pays brokerage commissions to MLPF&S at a flat rate of .792 of 1% (a 9.5% annual rate) of the Joint Venture's month-end assets. The Joint Venture also pays MLIM AS LLC a monthly administrative fee of .021 of 1% (a .25% annual rate) of the Joint Venture's month-end assets. Month-end assets are not reduced, for purposes of calculating brokerage commissions and administrative fees, by any accrued commissions, administrative fees, Profit Shares or other fees or charges.

     MLIM AS LLC estimates the round-turn equivalent commission rate charged to the Joint Venture during the years ended December 31, 2001, 2000 and 1999 was approximately $220, $202 and $237, respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

     MLPF&S pays the Trading Manager annual consulting fees of .167 of 1% (a 2% annual rate) of the Joint Venture's month-end assets after reduction for a portion of the brokerage commissions.

5.   WEIGHTED AVERAGE UNITS

     The weighted average number of Units outstanding was computed for purposes of calculating net income per weighted average Unit. The weighted average Units outstanding for the years ended December 31, 2001, 2000 and 1999 equals the Units outstanding as of such date, adjusted proportionately for Units redeemed based on the respective length of time each was outstanding during the period.

6.   FAIR VALUE AND OFF-BALANCE SHEET RISK

     The nature of this Partnership has certain risks, which cannot be presented on the financial statements. The following summarizes some of those risks.

     MARKET RISK

     Derivative instruments involve varying degrees of off-balance sheet market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership's net unrealized profit on such derivative instruments as reflected in the Statements of Financial Condition. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership as well as the volatility and liquidity of the markets in which the derivative instruments are traded.

     MLIM AS LLC has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of the Trading Manager, calculating the Net Asset Value of the Partnership as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLIM AS LLC does not itself intervene in the markets to hedge or diversify the Partnership's market exposure, MLIM AS LLC may urge the Trading Manager to reallocate positions in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that the Trading Manager has begun to deviate from past practice or trading policies or to be trading erratically, MLIM AS LLC's basic risk control procedures consist simply of the ongoing process of advisor monitoring, with the market risk controls being applied by the Trading Manager itself.

     CREDIT RISK

     The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may also require margin in the over-the-counter markets.

     The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit, if any, included in the Consolidated Statements of Financial Condition. The Partnership attempts to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

     The Partnership, in its normal course of business, enters into various contracts, with MLPF&S acting as its commodity broker. Pursuant to the brokerage arrangement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in Equity from commodity futures trading accounts in the Consolidated Statements of Financial Condition.



                           * * * * * * * * * * * * * *


                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.


                               Michael L. Pungello
                             Chief Financial Officer
                        MLIM Alternative Strategies LLC
                               General Partner of
                 The Futures Expansion Fund Limited Partnership
                                And Joint Venture